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Exhibit 15.1

To the Board of Directors and Stockholders of GFI Group Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the three-month periods ended March 31, 2011 and 2010, and have issued our report dated May 10, 2011, and for the three-month and six-month periods ended June 30, 2011 and 2010, and have issued our report dated August 9, 2011. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York
October 19, 2011

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  Exhibit 15.1